Exhibit 11.1

                    SUNRISE INTERNATIONAL LEASING CORPORATION

                     PER SHARE EARNINGS (LOSS) COMPUTATIONS


                                                         Years Ended March 31,
                                                    1999          1998           1997
                                                 -----------   -----------   ------------

Basic Earnings Per Share:

   Weighted average number of common shares
     outstanding                                 $ 7,618,000   $ 7,658,000   $ 7,189,000
         Net income (loss)                         3,438,000     2,191,000    (2,547,000)
                                                 ===========   ===========   ===========

         Basic Earnings Per Share                $       .45   $      0.29   $     (0.35)
                                                 ===========   ===========   ===========
    Diluted Earnings (Loss) Per Share

   Weighted average number of common shares
     outstanding                                 $ 7,618,000   $ 7,658,000   $ 7,189,000
   Common share equivalents from assumed
     exercise of options and warrants                 24,000        18,000        56,000
                                                 -----------   -----------    ----------
   Total shares                                    7,642,000     7,676,000     7,245,000
                                                 ===========   ===========    ==========

         Net income (loss)                       $ 3,438,000   $ 2,191,000   $(2,547,000)
                                                 ===========    ==========   ===========

         Diluted Earnings Per Share              $       .45   $      0.29   $     (0.35)
                                                 ===========   ===========   ===========
